Stock Purchase Agreement

Stock Purchase Agreement (the “Agreement”) is entered into this 23rd day of January 2014, by and between Pharmacy Development Corporation (“PDC”), a California corporation, having its official address at 18013 Sky Park Cir Suite D, Irvine, CA 92614 and Trestles Pain Specialists, LLC (“TPS”), a California Corporation having its official address at 33171 Paseo Cerveza, Suite 207, San Juan Capistrano, CA 92675.

Whereas, PDC is the owner of certain shares of The PAWS Pet Company, Inc. (“PAWS”) Series D Convertible Preferred Stock (the “Series D Shares”) bearing a restrictive legend, free of all liens and encumbrances other than those contained within that certain First Amended Securities Exchange Agreement 1 (the “SEA”) executed on December 31, 2013 by and between PDC and PAWS and;

Whereas, PDC is not an affiliate (as that term is defined under Rule 144 as Promulgated by the Securities and Exchange Commission (the “SEC”) under its authority pursuant to the Securities Act of 1933 (the “Act”) of PAWS, and has not been an affiliate during the past ninety (90) days; and

Whereas, TPS is desirous of purchasing Series D Shares from PDC; and

Whereas, PDC is desirous of maintaining an ongoing consultancy based relationship with TPS.

Now Therefore, PDC and TPS agree as follows:

Section 1. Purchase. TPS will agree to purchase one hundred and sixty-six thousand, six hundred and sixty-four (166,664) Series D Shares in four certificates of forty one thousand, six hundred and sixty six (41,666) shares each, said shares being currently convertible into a total of one hundred and sixty-six million, six hundred and sixty-four thousand (166,664,000) shares of the Common stock of The PAWS Pet Company, Inc., for in consideration of consulting services and business development assistance, the receipt and sufficiency of which is hereby acknowledged, subject to the fulfillment of the following conditions:

a.	Deliveries by PDC. On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Investor the following:

1.	Delivery by PDC of one (1) certificate of Series D Shares in the amount of forty one thousand, six hundred and sixty-six (41,666) shares as soon as practicable and subject and pursuant to the relevant laws, rules and regulations of the SEC and the transfer restrictions contained within the certain First Amended Securities Exchange Agreement (“SEA”, a copy of which is publicly available on the SEC’s EDGAR Filing System) executed on December 31, 2013 by and between PDC and The PAWS Pet Company, Inc. (“PAWS”).

2.	Transfer by the PDC of one (1) certificate of Series D Shares in the amount of one hundred and twenty-four thousand, nine hundred and ninety-eight (124,998) shares in the name of TPS but held in escrow by PDC on behalf of TPS and only released to TPS, on a monthly basis, commencing on June 30, 2014 in an amount equal to twelve hundred and fifty (1,250) shares for each One Million Dollars (US$1,000,000) in billable and qualified prescriptions generated by the consultant pursuant to that certain Consulting Services Agreement (the “Consulting Services Agreement”) entered into on January 21, 2014, by and between the TPS and Mesa Pharmacy Inc.

1 A copy of the SEA is publicly available on the SEC’s EDGAR Filing System.

b.	Deliveries by TPS. On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Investor the following:

1.	this Agreement duly executed by the TPS; and

2.	a fully executed copy of the Consulting Services Agreement to PDC.

Section 2. Closing Date. The consummation of the transfer of the Shares hereunder shall be held at the offices of SELLER at 5:00 p.m., on January 23, 2014 or at such other time and place as the PDC and TPS shall mutually agree upon in writing.

Section 3. Failure to Deliver Shares. In the event that PDC is unable to deliver the Series D Shares as a result of a failure to transfer the shares pursuant to the transfer restrictions contained within the SEA, this entire agreement will be cancelled.

Section 4. Governing Law. This Agreement shall be governed in all respects by the laws of the State of California.

Section 5. Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

Section 6. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

Section 7. Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties.

Section 8. Notices and Other Communications. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered either by (i) personal delivery, (ii) postage prepaid return receipt requested registered or certified mail or the equivalent of registered or certified mail under the laws of the country where mailed, (iii) nationally recognized overnight courier, such as Federal Express or UPS, or (iv) facsimile with a confirmation copy sent simultaneously by postage prepaid, return receipt requested, registered or certified mail, in each case addressed to parties as the case may be at the addresses listed above or at such other address as the intended recipient previously shall have designated by written notice to the other party (with copies to counsel as may be indicated on the signature page). Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall be presumed to have been the fifth (5th) business day after it was deposited in the mail. All notices delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by facsimile with simultaneous confirmation copy by registered or certified mail shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

Section 9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares, upon any breach or default of SELLER under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

Section 10. Severability of this Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

Section 12. Attorney’s Fees. Ifany action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party, the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding or negotiation to avoid such action or proceeding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth in the heading hereof.

PHARMACY DEVELOPMENT CORPORATION

By:	/s/ Edward Kurtz
Name:	Edward Kurtz
Its:	Chief Operating Officer

TRESTLES PAIN SPECIALISTS, LLC

By:	/s/ John Garbino
Name:	John Garbino
Its:	Managing Member